Exhibit 4.29

CERTIFICATE OF FORMATION

OF

EXCO Land Company, LLC

This CERTIFICATE OF FORMATION (this “Certificate”), dated December 5, 2013, has been duly executed and is filed pursuant to Section 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1. Name. The name of the Company is “EXCO Land Company, LLC”.

2. Registered Office; Registered Agent. The address of the registered office of the Company required to be maintained by Section 18-104 of the Act is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for service of process required to be maintained by Section 18-104 of the Act is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3. Limitation of Member Liability. To the fullest extent the Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of members, no member or any of its affiliates shall be liable to the Company or the other members or their successors or assigns for monetary damages for conduct as a member. Any amendment to or repeal of this Section 3 shall not adversely affect any right or protection of a member for or with respect to any acts or omissions of such member occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

By:	/s/ W. Justin Clarke
W. Justin Clarke
Authorized Person